EXHIBIT 99.1
JOINT FILING AGREEMENT
February 10, 2011
     In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, each of the persons named below agrees to the joint filing of a statement on Schedule 13G (including any amendments thereto) with respect to the common stock, $0.001 par value per share of Uni-Pixel, Inc., a corporation incorporated under the laws of the State of Delaware, and further agrees that this Joint Filing Agreement be included as an exhibit to such filings; provided, that, as contemplated by Rule 13d-1(k)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making this filing, unless such person knows or has reason to believe that such information is inaccurate.
     IN WITNESS WHEREOF, each party hereto, being duly authorized, has caused this Joint Filing Agreement to be executed and effective as of the date first written above.

Bank of America Corporation
By:	/s/ Jeffrey M. Atkins
	Name:	Jeffrey M. Atkins
	Title:	Managing Director

Merrill Lynch, Pierce, Fenner & Smith Incorporated
By:	/s/ Gary M. Tsuyuki
	Name:	Gary M. Tsuyuki
	Title:	Managing Director

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